Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our auditor’s report dated March 3, 2014 relating to Ur-Energy Inc.’s consolidated financial statements as at December 31, 2013 and December 31, 2012 and for the years then ended, and to the effectiveness of internal control over financial reporting of Ur-Energy Inc. as at December 31, 2013, which appears in Ur-Energy Inc.'s Annual Report on Form 10-K.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

signed “PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, British Columbia

August 18, 2014